                                    AGREEMENT

CIBA-GEIGY LIMITED and CHIRON CORPORATION hereby agree as follows:

A.   FTC CONSENT ORDER

     Chiron will enter into the FTC Consent Order substantially as set forth on Annex A. Each of Ciba and Chiron agrees to perform its obligations under the FTC Consent Order.

B.   COMPENSATION

     Ciba will compensate Chiron for the value of its loss of exclusionary rights as a result of the HSV-tk patent licenses granted to RPR at the FTC's insistence (which value shall in no event be less than zero), net of
     (i) any royalties and other compensation (if any and without duplication) paid by RPR to Chiron and the value of any licenses or sublicenses received by Chiron from RPR in connection therewith and (ii) the net value to Chiron of the cross-licensing arrangement (with respect to HSV-tk matters) (which, for purposes of this calculation, may be a negative number) between GTI and Chiron referred to in Section D1 of this Agreement (including any net compensation paid by GTI to Chiron (other than compensation paid under Section 3E hereof). The foregoing calculation will take into account the time value of money and, with respect to the future component of any value, an appropriate discount rate. The valuation will be determined at such time as the parties shall mutually agree and in any event no later than November 24, 2001. In making such determination the loss of value to Chiron shall be determined as of the date of this agreement based upon all relevant facts and circumstances which are known at the time the valuation is determined. The valuation shall take into account (i) the actual and reasonably foreseeable decrease in Chiron's profits with respect to Chiron products covered by such HSV-tk patents due to lower profit margins resulting from the loss of such exclusionary rights and (ii) the actual and reasonably foreseeable profits lost by Chiron as a result of other companies receiving profits that would otherwise have accrued to Chiron but for the loss of such exclusionary rights, in each case over the life of the relevant patents. The parties agree that lost or reduced profits include, without limitation, (a) actual and reasonably foreseeable lost royalties from RPR and its sublicensees and the Novartis Parties (as defined below) as a result of the favorable royalty rates permitted by the FTC to be charged to RPR and the Novartis parties, and (b) actual and reasonably foreseeable lost royalties from any other license or sublicense of the HSV-tk patents entered into by Chiron as a result of lower royalty rates attributable to the loss of exclusivity, it being acknowledged by the parties that any licensing and sublicensing of the HSV-tk patents by Chiron in the absence of the FTC Consent Order as set forth in clauses (a) and (b) above would have resulted in reducing the amounts set forth in clauses (i) and (ii) of the preceding sentence, so that in no event shall Chiron be compensated under clauses (a) and (b) above without a related reduction in the amounts calculated pursuant to clauses (i) and (ii) of the preceding sentence. The loss of value to Chiron shall not take into account enhanced, exemplary or consequential damages (including, without limitation, consequential damages in the nature of harm to Chiron's strategy in gene therapy research and development generally) or damages in respect of lost opportunity, except to the extent expressly described in the previous two sentences. Chiron and Novartis will negotiate to determine amounts owed, with binding arbitration if agreement is not reached.

C.   FUTURE TRANSACTIONS

     Chiron and Ciba believe that as a result of the arrangements contained in the Governance Agreement, Chiron and its assets and businesses are and should be considered to be separate from and independent of Novartis and its assets and businesses. Ciba and Chiron agree that whenever possible they will continue to assert that they are independent for purposes of antitrust laws, it being understood that this undertaking will in no way directly or indirectly change or limit the ability of either party to exercise its rights under the Governance Agreement or other agreements between the parties or restrict the Investor Directors or the Independent Directors acting in such capacity or either party from taking any action required by law, rule, regulation or order.

     In the event that in connection with any transaction involving one party, a governmental or regulatory authority believes that the other party (or its assets) is not independent and separate, then Chiron and Ciba/Novartis will reasonably cooperate and reasonably assist each other in achieving a satisfactory resolution. All such cooperation and assistance shall be on an arm's length basis on terms consistent with the Governance Agreement and the Cooperation and Collaboration Agreement (including the preferred partnership principle), and subject to the exhaustion of reasonable alternatives by the group initiating the transaction giving rise to the applicable regulatory proceeding.

     All of the foregoing shall be subject in all respects to the terms of the Governance Agreement and other agreements between Ciba and Chiron, and shall in no way directly or indirectly limit the rights or obligations of the parties thereunder or except as explicitly set forth herein create any additional obligation or restriction of the type addressed by the Governance Agreement. In no event shall any party be required to take any action with respect to the foregoing which in its business judgment is not reasonable.

D.   TECHNOLOGY AND PRODUCTS

     1. RPR/GTI          Ciba will cause Novartis, Sandoz and/or GTI
                         (collectively, the "Novartis Parties") to grant to Chiron a sublicense (without further sub-licensing rights except to Chiron majority owned subsidiaries) to all rights licensed by RPR (or to the extent another entity succeeds to the role of RPR under the FTC Consent Order, such other entity) to the Novartis Parties in connection with the FTC Consent
                         Order on the same terms as the license to the Novartis
                         Parties, including the E-1, E-4 deleted adenoviral vector. In addition, Chiron and the Novartis Parties will enter into a cross-license agreement pursuant to which (i) Chiron will license to the Novartis Parties all of the rights that Chiron has agreed to license to RPR (or to the extent another entity succeeds to the role of RPR under the FTC Consent Order, such other entity) in connection with the FTC Consent Order, all on the same terms on which such rights are licensed to RPR, and (ii) the Novartis Parties will license or sublicense to Chiron (without the right to sublicense except to Chiron majority owned subsidiaries and, with the consent of the Novartis Parties (which consent may be withheld in their sole discretion) to collaborative partners with whom Chiron shares substantial product development and downstream commercial responsibilities) all of the rights that the Novartis Parties have agreed to license or sublicense to RPR (or to the extent another entity succeeds to the role of RPR under the FTC Consent Order, such other entity) in connection with the FTC Consent Order (including, in addition to HSV-tk rights, non-exclusive rights to Factor VIII and Factor IX gene for any gene therapy, GM-CSF gene for HSV-tk gene therapy using any vector system, and any other rights required to be made available to RPR (or such other entity)), all on the same terms on which such rights are licensed or sublicensed to RPR (or such other entity), including as may be set forth in agreements entered into with RPR (or such other entity) pursuant to the terms of the FTC Consent Order (i.e., the letter of intent between Sandoz and RPR dated
                         November 20, 1996, the definitive documentation relating thereto and any other agreements entered into in place of such agreements); PROVIDED, HOWEVER, that all of the foregoing grants of licenses and sublicenses will, with respect to HSV-tk rights, exclude both graft
                         v. host disease and other uses of the HSV-tk gene in a safety mode, unless Chiron elects to include (i) graft
                         v. host disease, (ii) all other uses of the HSV-tk gene in a safety mode or (iii) both of the foregoing clauses
                         (i) and (ii) by notice to Novartis at any time prior to

                         November 24, 1997. If Chiron so elects to include graft v. host disease and/or all other uses of HSV-tk in safety mode, such election with respect to the scope of the licenses shall apply to all of the foregoing licenses or sublicenses of HSV-tk rights. Notwithstanding anything herein to the contrary, in no event shall any of the licenses or sublicenses described in this paragraph include know-how or technical assistance.

     2. Aredia           Following termination of the existing arrangements
                         between Chiron and Ciba regarding Aredia, and without limiting the existing obligations of each party
                         (including any existing obligation of Ciba to pay a trailing compensation based upon sales levels achieved and, consistent with previous discussions, the performance by each party with respect to Aredia promotion (which may involve sole promotion, co-promotion or some other similar arrangement as the parties may agree) during a transition period of six months on commercially reasonable terms to be promptly negotiated in good faith. Chiron shall have the right to co-promote Aredia in the United States for a minimum of two years on commercially reasonable terms customary for transactions of such type to be promptly negotiated in good faith.

     3. Cell Separation  Ciba agrees to use its reasonable efforts to assist
        and Isolation    Chiron in obtaining a license on commercially
        Technology       reasonable terms from Systemix relating to cell
                         separation and isolation and other technology, all reasonably necessary for the isolation, transduction, selection, maintenance, propagation and use of stem cells or other hematopoietic cells in gene therapy with respect to HIV and Factor VIII and Factor IX.

E.   ADDITIONAL AGREEMENTS


     1. Debt
        Guarantee        TERM.  Ciba will extend its commitment under the
                         Investment Agreement to guarantee certain Chiron debt until 2008, with related repayment obligation (assuming
                         Chiron is then non-investment grade) to be extended until 2011.

                         PRINCIPAL AMOUNT. Ciba and Chiron agree that Chiron will have an option, exercisable from time to time and at any time, to cause the Debt Guarantee under the Investment Agreement to be irrevocably increased by an amount which, when taken together with all prior increases, will not exceed $300 million, PROVIDED that the put right under the Subscription Agreement will thereupon automatically be irrevocably reduced by the amount of the increase in the Debt Guarantee. As a result, the Debt Guarantee may be increased to a maximum of $725 million, in which case the put right under the Subscription Agreement would be reduced to $200 million. The foregoing provisions do not take into account or affect the guarantee obligation provided for under "Additional Tranche" below.

                         ADDITIONAL TRANCHE. Ciba agrees to provide an additional guarantee in the amount of $200 million for the sole purpose of guaranteeing non-convertible debt incurred under a U.S. dollar denominated revolving credit facility to prepay (at a time when conversion would not be economically attractive for the debt holders) in cash (i) the Cetus Corporation 5.25% Convertible Subordinated Debt due 2002 and (ii) the Chiron Corporation 1.90% Convertible Subordinated Notes due 2000. The terms of such debt and additional guarantee, including, without limitation, the term and interest rate thereof, shall be reasonably acceptable to Ciba (it being understood that Ciba shall have no obligation whatsoever in respect of debt that is not exempt from registration under the United States securities laws).

     2. R&D Facility     Ciba and Chiron agree to extend the deadline for
                         payment of the Buy-Out Amount under the Limited
                         Liability Company Agreement to January 1, 2005, it being understood that this will in no way affect the existing obligation of Chiron to provide notice to Ciba by January 1, 2002 as to whether it will exercise its Buy-Out Right thereunder.

     3. Deblocking       In consideration of Chiron's granting to Novartis a
                         cross-license with respect to the HSV-tk patents WO
                         89/09271, WO 90/07936, US Application 08-237783 and US
                         Application 08-194114, including for research uses and other uses within the scope of the Chiron HSV-tk license to Novartis, Ciba shall pay to Chiron $15 million on each of January 1, 1997 (or, if later, the Novartis closing date) and January 1, 1998, and $10 million on each of January 1, 1999, January 1, 2000 and
                         January 1,

                         2001). Each such payment shall be fully earned by Chiron when paid (and shall not be reimbursable). In the event that Ciba shall terminate Chiron's obligations (i) to Ciba under Section D1 of this Agreement and (ii) to RPR under Section A of this Agreement (to the extent so agreed by RPR) any future obligations of Ciba under this Section E3 shall be null and void.

F.   SUCCESSION

     Ciba and Chiron agree that upon consummation of the Novartis transaction Novartis will succeed to all the rights and obligations of Ciba-Geigy Limited under this Agreement and all other agreements between Ciba-Geigy Limited and Chiron or any subsidiary of Chiron. Ciba agrees to cause Novartis and GTI to comply with their obligations under this agreement.

G.   DOCUMENTATION

     This agreement is fully binding on the parties hereto. Nevertheless, the parties agree that they will promptly proceed to negotiate documentation that more fully sets forth the rights and obligations of the parties hereto with respect to the matters that are the subject hereof. Such documentation will supersede this Agreement only if, and only to the extent, that the parties expressly agree in writing. The failure to enter into such further documentation shall not affect the rights or obligations of the parties hereunder.

H.   INDEMNITIES

     Ciba will indemnify Chiron for actual damages to Chiron resulting from a breach by RPR or the Novartis Parties of their respective obligations under the RPR-CTI cross-license agreement. Ciba shall take such action as may be necessary to assure that Chiron's performance hereunder and under the FTC Consent Order are sufficient to satisfy the condition (set forth in Section 1(f)(i) of the Letter Agreement between RPR and Novartis dated November 20,
     1996) for the grant back by RPR to Chiron of the E-1, E-4 deleted adenoviral vector (as provided in such Section 1(f)(ii).

I.   MISCELLANEOUS

     This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to such State's principles of conflicts of law. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as described under Section F above, the rights and obligations of the parties hereto may not be assigned without the prior written consent of the other party. This Agreement will terminate if the FTC fails to give its final approval to the Novartis transaction or if the Novartis transaction is not consummated by March 31, 1997, so long as Chiron is not subject to any obligation under the FTC Consent Order or to RPR or any person or entity under or with respect to the FTC Consent Order, any agreement entered into pursuant thereto or this Agreement at or after such time. Ciba shall have the right to terminate Chiron's obligations to Novartis and to RPR (to the extent so agreed by RPR) under Sections A and D1 of this Agreement, but only if such termination would not be in violation of any legally binding obligation of Ciba.

J.   ARBITRATION

     To the extent that this Agreement requires that any agreement or arrangement required to be entered into pursuant hereto be entered into on commercially reasonably terms and the parties negotiate in good faith but after a reasonable period of time are unable to agree as to such terms, then either party shall be entitled to initiate binding arbitration to resolve any differences or disputes that have precluded reaching an agreement or arrangement.

     Arbitration shall be the exclusive means of resolving a dispute with respect to the negotiation of commercially reasonable terms under this Agreement except that each party, shall be entitled to compel arbitration and/or enforce the arbitration decision in any court of competent jurisdiction.

K.   SPECIFIC PERFORMANCE

     Ciba and Chiron acknowledge and agree that each of them would be damaged irreparably in the event any of the agreements set forth herein are not performed in accordance with their specific terms. Accordingly, each such party hereto agrees that the other shall be entitled to equitable relief including an injunction to prevent any breach of the covenants contained in this Agreement and to specifically enforce this Agreement in addition to any other remedy to which the parties may be entitled at law or in equity without the necessity of posting any bond.


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 27th day of November 1996.


                                   CHIRON CORPORATION,
                                   a Delaware corporation,


                                       By /s/ William J. Rutter
                                          ----------------------------
                                            Name: William J. Rutter
                                            Title: Chairman


                                   CIBA-GEIGY LIMITED,
                                   a Swiss corporation,


                                        By /s/ Alex Krauer
                                           ----------------------------
                                             Name: Dr. Alex Krauer
                                             Title: Chairman and CEO


                                        By /s/ Herbert Gut
                                           ----------------------------
                                             Name: Herbert Gut
                                             Title: Senior Division Counsel

                            UNITED STATES OF AMERICA                     Annex A
                         BEFORE FEDERAL TRADE COMMISSION
__________________________
                          )
In the Matter of          )
                          )
  CIBA-GEIGY LIMITED,     )
    a corporation,        )
                          )
  CIBA-GEIGY CORPORATION, )
    a corporation,        )
                          )
  CHIRON CORPORATION,     )
    a corporation,        )            File No. 961-00055
                          )
  SANDOZ LTD.,            )
    a corporation,        )
                          )
  SANDOZ CORPORATION,     )
    a corporation, and    )
                          )
  NOVARTIS AG,            )
    a corporation.        )
__________________________)

                       AGREEMENT CONTAINING CONSENT ORDER

     The Federal Trade Commission ("Commission"), having initiated an investigation of the proposed merger ("Merger") between Ciba-Geigy Limited, including its wholly-owned subsidiary Ciba-Geigy Corporation (collectively, "Ciba"), and Sandoz Ltd., including its wholly-owned subsidiary, Sandoz Corporation (collectively, "Sandoz") into Novartis AG ("Novartis"), and it now appearing that Ciba, Sandoz, Novartis, and Chiron Corporation ("Chiron") in whom Ciba-Geigy Limited, together with its subsidiaries, is the largest shareholder, holding as of September 30, 1996, not solely as an investment approximately 46.5% of the Chiron capital stock, hereinafter sometimes collectively referred to as "Proposed Respondents," are willing to enter into an agreement containing an Order to divest certain assets and businesses and to provide for other relief:

     IT IS HEREBY AGREED by and between Proposed Respondents, by their duly authorized officers and attorneys, and counsel for the Commission that:

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                  Page 2 of 36

     1. Proposed Respondent Ciba-Geigy Limited is a corporation organized, existing and doing business under and by virtue of the laws of Switzerland with its office and principal place of business located at Klybeckstrasse 141, CH-4002 Basel, Switzerland.

     2. Proposed Respondent Ciba-Geigy Corporation, a wholly-owned subsidiary of Ciba-Geigy Limited, is a corporation organized, existing, and doing business under and by virtue of the laws of New York with is office and principal place of business located at 520 White Plains Road, Tarrytown, New York 10591.

     3. Proposed Respondent Chiron Corporation, in whom Ciba-Geigy Limited, together with its subsidiaries, is the largest shareholder, holding as of September 30, 1996, not solely as an investment, approximately 46.5% of the Chiron capital stock, is a corporation organized, existing, and doing business under and by virtue of the laws of Delaware with its office and principal place of business located at 4560 Horton Street, Emeryville, California 94608.

     4. Proposed Respondent Sandoz Ltd. is a corporation organized, existing and doing business under and by virtue of the laws of Switzerland with its office and principal place of business located at Lichstrasse 35, CH-4002 Basel, Switzerland.

     5. Proposed Respondent Sandoz Corporation, a wholly-owned subsidiary of Sandoz Ltd., is a corporation organized, existing, and doing business under and by virtue of the laws of New York with its office and principal place of business located at 608 Fifth Avenue New York, New York 10020.

     6. Proposed Respondent Novartis AG, is a corporation organized, existing, and doing business under and by virtue of the laws of Switzerland with its office and principal place of business located at Centralbahnstrasse 7, CH-4010 Basel, Switzerland.

     7. Proposed Respondents admit all the jurisdictional facts set forth in the draft of complaint here attached.

     8.   Proposed Respondents waive:

          a.   any further procedural steps;

          b. the requirement that the Commission's decision contain a statement of findings of fact and conclusions of law;

          c. all rights to seek judicial review or otherwise to challenge or contest the validity of the Order entered pursuant to this agreement; and

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                  Page 3 of 36


          d.   any claim under the Equal Access to Justice Act.

     9. Each Proposed Respondent shall submit within thirty (30) days of the date this agreement is signed by Proposed Respondents, a verified written report, pursuant to Section 2.33 of the Commission's Rules, signed by the Proposed Respondents setting forth in detail the manner in which the Proposed Respondents will comply with Paragraphs II through XII of this Order when entered. Such report will not become part of the public record unless and until the accompanying agreement and Order are accepted by the Commission for public comment.

     10. This agreement shall not become part of the public record of the proceeding unless and until it is accepted by the Commission. If this agreement is accepted by the Commission it, together with the draft of complaint contemplated thereby, will be placed on the public record for a period of sixty
(60) days and information in respect thereto publicly released. The Commission thereafter may either withdraw its acceptance of this agreement and so notify the Proposed Respondents, in which event it will take such action as it may consider appropriate, or issue and serve its complaint (in such form as the circumstances may require) and decision, in disposition of the proceeding.

     11. This agreement is for settlement purposes only and does not constitute an admission by Proposed Respondents that the law has been violated as alleged in the draft of complaint here attached, or that the facts as alleged in the draft complaint, other than jurisdictional facts, are true.

     12. This agreement contemplates that, if it is accepted by the Commission, and if such acceptance is not subsequently withdrawn by the Commission pursuant to the provisions of Section 2.34 of the Commission's Rules, the Commission may, without further notice to the Proposed Respondents, (1) issue its complaint corresponding in form and substance with the draft of complaint here attached and its decision containing the following Order to divest and providing for other relief in disposition of the proceeding and (2) make information public with respect thereto. When so entered, the Order shall have the same force and effect and may be altered, modified or set aside in the same manner and within the same time provided by statute for other orders. The Order shall become final upon service. Delivery by personal service, by courier, or by the U.S. Postal Service of the complaint and decision containing the agreed-to Order to Proposed Respondent Novartis' attorney of record, Michael Malina, Esq., Kaye, Scholer, Fierman, Hays & Handler, 425 Park Avenue, New York, NY 10022, and to Proposed Respondent Chiron's attorney of record, William G. Green, Esq., Chiron Corporation, 4560 Horton Street, Emeryville, CA, 94608, shall constitute service. Proposed Respondents waive any right they may have to any other manner of service. The complaint may by used in construing the terms of the Order, and no agreement, understanding, representation, or interpretation not contained in the Order or the agreement may be used to vary or contradict the terms of the Order.

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                 Page 4 of 36


     13. Proposed Respondents have read the proposed complaint and Order contemplated hereby. Proposed Respondents understand that once the Order has been issued, they will be required to file one or more compliance reports showing how they are complying or that they have fully complied with the Order. Proposed Respondents further understand that they may be liable for civil penalties in the amount provided by law for each violation of the Order after it becomes final.


                                      ORDER

                                        I.

     IT IS ORDERED that, as used in this Order, the following definitions shall apply:

     A. "Ciba" means Ciba-Geigy Limited, its directors, officers, employees, agents and representatives, predecessors, successors, and assigns; its subsidiaries, divisions, groups and affiliates controlled, directly or indirectly, by Ciba-Geigy Limited, including, but not limited to, Ciba-Geigy Corporation, and the respective directors, officers, employees, agents and representatives, successors, and assigns of each.

     B. "Chiron" means Chiron Corporation, its directors, officers, employees, agents and representatives, predecessors, successors, and assigns; its subsidiaries, divisions, groups and affiliates controlled, directly or indirectly, by Chiron, and the respective directors, officers, employees, agents and representatives, successors, and assigns of each.

     C. "Sandoz" means Sandoz Ltd., its directors, officers, employees, agents and representatives, predecessors, successors, and assigns; its subsidiaries, divisions, groups and affiliates controlled directly or indirectly by Sandoz Ltd., including, but not limited to, Genetic Therapy, Inc. and Sandoz Corporation, and the respective directors, officers, employees, agents and representatives, successors, and assigns of each.

     D. "Novartis" means Novartis AG, a company jointly formed by Ciba and Sandoz to effectuate the merger of Ciba and Sandoz through the acquisition of Ciba and Sandoz by Novartis. Novartis includes Ciba and Sandoz; all of Novartis's directors, officers, employees, agents and representatives, predecessors, successors and assigns; its subsidiaries, divisions, groups and affiliates controlled, directly or indirectly, by Novartis AG; and the respective directors, officers, employees, agents and representatives, successors, and assigns of each.

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                  Page 5 of 36

     E    "BASF" means BASF Aktiengesellschaft, a company organized under the laws of Germany with its principal office and principal place of business located at Ludwigshafen, Germany.

     F.   "Commission" means the Federal Trade Commission.

     G.   "EPA" means the United States Environmental Protection Agency.

     H. "FDA" means the Food and Drug Administration of the United States Department of Health and Human Services.

     I. "Respondents" means Ciba, Sandoz, or Novartis, respectively, and in Paragraphs IX.A., IX.B., IX.F., IX.G., X, XIV, XV, XVI, and XVII, Chiron, or any combination thereof

     J. "Agricultural Chemical Active Ingredient" means a chemical that alone or in combination with other chemicals imparts or demonstrates herbicidal, insecticidal, fungicidal, or other pesticidal properties.

     K. "Agricultural Chemical Formulation" means a formulation or pre-mix containing one or more Agricultural Chemical Active Ingredients.

     L. "Agricultural Chemical Acquirer" means the entity or entities to whom Respondents shall divest either the Sandoz Corn Herbicide Business or the Sandoz Agricultural Chemical Business required to be divested pursuant to this Order.

     M. "Agricultural Chemical" means any corn herbicides and other herbicides, insecticides, fungicides, and other pesticides developed, manufactured or sold by Sandoz in the United States or Canada or developed by Sandoz outside the United States and Canada for production or sale in the United States or Canada, other than products manufactured and sold by the Sandoz Animal Health Business.

     N. "Base Active Flea Ingredient" means any final or intermediate form of any chemical, that alone or in combination with other chemicals is registered or under development as a Flea Control Product, including, but not limited to, Methoprene.

     O. "Core Data Package" means data and information required by regulatory authorities in the United States and Canada to register Flea Control Products, Other Dallas Products, and ingredients for both.

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                  Page 6 of 36

     P. "Corn Herbicides" means all Agricultural Chemical Active Ingredients and Agricultural Chemical Formulations used, or suitable for use, on corn crops to control weeds, including, but not limited to, Dimethenamid, Dicamba, and Pyridate.

     Q. "Cost" means the manufacturer's average direct per unit cost of manufacturing exclusive of any overhead expenses.

     R. "Dicamba" means technical concentrate of dicamba, chemical name 3, 6-dichloro-o-anisic acid, and salts of dicamba, e.g., dimethylamine, diglycolamine, potassium, sodium, isopropylamine, DPL, and APM salts of dicamba, and any Agricultural Chemical Formulation containing dicamba.

     S. "Dimethenamid" means technical concentrate of dimethenamid, chemical name 2-chloro-N-[(1 -methyl-2-methoxy)ethyl]-N-(2,4-dimethyl-thien-3-yl)- acetamide or (1RS, aRS)-2-chloro-N-(2,4-dimethyl-3-thienyl)-N-(2-methoxy-l-methylethyl)-acetamide, and any Agricultural Chemical Formulation containing dimethenamid.

     T. "FIFRA" means the Federal Insecticide, Fungicide, and Rodenticide Act and all statutory amendments, modifications or replacements thereof.

     U. "Flea Control Products" means all products used or intended to be used to treat or prevent ectoparasitic (flea) infestation in connection with canines or felines and all research and development projects to develop products to be used to treat or control ectoparasitic infestation in connection with canines and felines.

     V.   "Merger" means the Merger of Ciba and Sandoz into Novartis.

     W.   "Methoprene" means (S)-Methoprene, chemical name Isopropyl (2E, 4E,
7S)-11-methoxy-3,7,11,- trimethyl-2,4-dodecadienoate, and (RS)-Methoprene, chemical name Isopropyl (E,E)-11-methoxy-3,7,11-trimethyl-2,4-dodecadienoate.

     X. "Other Dallas Products" means products other than Flea Control Products, that are manufactured or produced at the Sandoz facility located in Dallas, Texas and are sold in the United States or Canada.

     Y. "Pyridate" means technical concentrate of pyridate, chemical name O- (6-chloro-3-phenyl-4-pyridazinyl)-S-octyl-carbonothioate, and includes any Agricultural Chemical Formulation containing pyridate.

CIBA-GEIGY LIMITED AND SANDOZ  LTD.
AGREEMENT CONTAINING CONSENT ORDER                                  Page 7 of 36

     Z. "Registration Data" means all data relating to the applicable Agricultural Chemical Active Ingredient or Agricultural Chemical Formulation that has been, or will be, submitted to the EPA, under FIFRA, or to any state or foreign regulatory agency for purposes of obtaining or maintaining any registration or authorizations for any product containing such Agricultural Chemical Active Ingredient or Agricultural Chemical Formulation.

     AA. "Sandoz Corn Herbicide Business" means all physical assets, properties and business located in the United States or Canada and all goodwill, tangible and intangible assets, used by Sandoz in the research, development manufacture, formulation, registration, distribution or sale of Corn Herbicides (other than Pyridate) in the United States or Canada, all as specified in the Asset Purchase Agreement dated as of September 26, 1996, between Sandoz and BASF.

     BB. "Sandoz Agricultural Chemical Business" means all physical assets, properties and business located in the United States or Canada and all goodwill, tangible and intangible assets, used by Sandoz in the research, development, manufacture, formulation registration, distribution or sale of Agricultural Chemicals in the United States or Canada, or for production or sale in the United States or Canada, excluding the Sandoz Animal Health Business, including, without limitation, the following:

          1. all owned or leased production facilities used in the manufacture of Agricultural Chemical Active Ingredients or Agricultural Chemical Formulations, including, but not limited to, the following:

               a.   the Dimethenamid plant and assets at Beaumont, Texas; and

               b.   the Dicamba plant and assets at Beaumont, Texas;

          2. all EPA, state and foreign registrations and approvals relating to the manufacture or sale of Agricultural Chemical Active Ingredients and Agricultural Chemical Formulations in North America, including, but not limited to, EPA registrations 55947-1 (Banvel), 55947-24 (Weedmaster), 55947-28 (Banvel SGF), 55947-39 (Marksman), 55947-46 (Clarity), 55947-47
     (dicamba, isopropylamine salt), 55947-140 (Frontier), 55947-141 (dimethenamid 96% technical), 55947-149 (dicamba, potassium salt), 55947-150(Guardsman), 55947-l55(dicamba WG/70.0% wettable granule), 55947-159 (Frontier 6.0), 55947-160 (sodium dicambate technical 85% wettable granule), 55947-161 (Tough 3.75 EC), Tough 5 EC (56% EC), 55947-162 (Tough
     45% WP), 55947-164 (Banvel 10G), 55947-165 (dicamba, diglycolamine salt), and 55947-166 (66% sodium salt of dicamba, + 10% metribuzin);

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                  Page 8 of 36

          3. all Registration Data, submissions and supporting data and documents, including, without limitation, all labels, label extensions, or planned or pending label extensions for any application;

          4. all intellectual property located, generated, obtained, or used in the United States and Canada, including, but not limited to, trade secrets, test data, technology and know-how, and all United States and Canadian patents, patent applications, patent rights and licenses;

          5. a paid-up, non-exclusive right to develop, manufacture and sell any Agricultural Chemical Active Ingredient or Agricultural Chemical Formulation anywhere in the world under all foreign patents, patent applications, licenses, registrations, submissions and approvals and to use all other intellectual property located, generated, obtained, or used outside the United States and Canada, including copy of all trade secrets, test data, technology and know-how;

          6. all trademarks and trade names for Agricultural Chemical Active Ingredients and Agricultural Chemical Formulations, including, without limitation, exclusive world rights to the trademarks or trade names Frontier, Guardsman, Century, Banvel, Clarity, Marksman, Dycleer, Vanquish, Weedmaster, Tough, Lentagran and Phoenix;

          7. all contracts and agreements relating to formulating and packaging, including, without limitation, all toll supply agreements;

          8. all owned or leased facilities, equipment, real property and other assets used in research, development, technical support, testing, or product registration in the United States and Canada, including, but not limited to, the Gilroy Research Center, the Palo Alto Research Center, the Greenville Field Station, and facilities at Des Plaines, Illinois;

          9. all tangible and intangible assets associated with research and development projects, process improvement projects, production projects, and label extension projects; and all registrations, submissions and approvals, Registration Data, supporting data and documents, patents, patent applications, and other intellectual property relating to each such project;

          10. all owned or leased offices, distribution facilities, real property and other assets used in sales or technical service of Sandoz Agricultural Chemicals, including, but

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                  Page 9 of 36

     not limited to, offices and facilities located in Englewood, Colorado, Des Plaines, Illinois and Palo Alto, California;

          11. all books, records and files, customer lists, customer records and files, vendor lists, catalogs, sales promotion literature, advertising materials, research materials, technical information, management information systems, software, inventions, specifications, designs, drawings, processes and quality control data;

          12. all interest in and to contracts and agreements with customers, joint venturers, suppliers, sales representatives, distributors, agents, personal property lessors, personal property lessees, licensees, licensees, consignors and consignees, and rights under warranties and guarantees, express or implied; and

          13. rights to make or sell Pyridate in the United States and Canada and to make or sell, or license others to make or sell, in the United States and Canada, Agricultural Chemical Formulations containing Pyridate.

     CC. "Sandoz Animal Health Business" means the business units of Sandoz that are engaged in the research, development, manufacture and production of Flea Control Products and Other Dallas Products at the Sandoz facility in Dallas, Texas which products are distributed and sold in the United States and Canada, excluding the Sandoz Agricultural Chemical Business, and all assets, properties, business and goodwill, tangible and intangible, trademarks and trade names used, in whole or in part, in the research, development, manufacture, and production of Flea Control Products and Other Dallas Products at the Sandoz facility located in Dallas, Texas which products are distributed and sold in the United States and Canada, including, but not limited to, the following:

          1. all machinery, fixtures, equipment, vehicles, transportation facilities, furniture, tools and other tangible personal property;

          2. all customer lists, vendor lists, catalogs, sales promotion literature, advertising materials, research materials, technical information, management information systems, software, inventions, trade secrets, intellectual property, patents, technology, know-how, specifications, designs, drawings, processes and quality control data;

          3.   inventory and storage capacity;

          4. all rights, titles and interests in and to owned or leased real property at the Sandoz facility located at 12200 Denton Drive, Dallas, Texas, together with appurtenances, licenses and permits;

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                 Page 10 of 36

          5. all rights, titles and interests in and to the contracts entered into in the ordinary course of business with customers (together with associated bid and performance bonds), suppliers, sales representatives, distributors, agents, personal property lessors, personal property lessees, licensors, licensees, consignors and consignees;

          6.   all rights, titles and interests in and to development projects;

          7.   all rights under warranties and guarantees, express or implied;

          8.   all books, records, and files;

          9. all rights, titles and interests in registrations or other governmental approvals for manufacture and sale of any Flea Control Products and Other Dallas Products or research and development efforts for Flea Control Products and Other Dallas Products; provided, however, Respondents shall retain rights of referral to the Core Data Package for uses outside the United States and Canada;

          10. a non-exclusive license to develop, manufacture and sell any Flea Control Products and Dallas Products, including research and development efforts for Flea Control Products and Other Dallas Products, anywhere in the world under all foreign patents, patent applications, and licenses, and to use all other intellectual property located, generated, obtained, or used anywhere in the world, including all trade secrets, test data, technology and know-how; and

          11.  all items of prepaid expense.

Notwithstanding the foregoing, Sandoz Animal Health Business shall exclude the production facility located at Muttenz, Switzerland, operated by Sandoz to produce Methoprene and other materials, Flea Control Products and other Dallas Products that are sold outside of the United States and Canada, and assets that were part of Ciba prior to the Merger.

     DD. "Sandoz Animal Health Business Acquirer" means the entity or entities to whom Respondents shall divest the Sandoz Animal Health Business required to be divested pursuant to this Order.

     EE. "Sandoz Flea Control Products" means all Flea Control Products that as of November 22, 1996, are: (1) being manufactured, distributed and sold by Sandoz in the United States and Canada; and (2) all projects in research and development by Sandoz in the United

CIBA-GEIGY LIMITED AND SANDOZ LTD
AGREEMENT CONTAINING CONSENT ORDER                                 Page 11 of 36

States and Canada that relate to improving existing, or developing new Flea Control Products or Base Active Flea Ingredients therefor.

     FF. "Strategic Plan" means a detailed plan that sets forth INTER ALIA the means by which the Sandoz Animal Health Business Acquirer will begin the manufacture and sale of Methoprene, including dates by which the Sandoz Animal Health Business Acquirer plans to have received necessary governmental approvals to manufacture and sell Methoprene in the United States and Canada.

     GG. "Anderson Patent" means US Patent Number 5,399,346 issued March 21 1995, and any pending divisionals, continuations, continuations in part, extensions or reissues of said original US patent application number 07/365,567.

     HH. "Anderson Patent License" means a non-exclusive license obtained by any Person under the Anderson Patent for any gene therapy product or process.

     II. "Anderson Patent Licensee" means a Person that obtains an Anderson Patent License.

     JJ. "Cytokine License" means, as to each Respondent, a non-exclusive license or sublicense under such Respondent's Cytokine Patent Rights for use in any Cytokine Licensed Product as follows: (a) as to Respondent Chiron, with respect to IL-2, the right to use IL-2 sold by Respondent Chiron in a Cytokine Licensed Product, or if Respondent Chiron ceases offering IL-2 for sale, then the right to manufacture and use IL-2 in a Cytokine Licensed Product; and (b) as to Respondent Novartis with respect to IL-3 and IL-6, the right to manufacture and use IL-3 and/or IL-6 in a Cytokine Licensed Product.

     KK. "Cytokine Licensed Product" means any research protocol or commercial product and/or service incorporating or to be used with cells that have been expanded, mobilized or cultured EX VIVO with IL-2, IL-3 and/or IL-6 proteins.

     LL. "Cytokine Licensee" means each and every Person that requests and obtains a Cytokine License.

     MM. "Cytokine Patent Rights" means with respect to each Respondent, all worldwide patents and patent applications, issued or pending, which, as of the date this Order becomes final, are owned or controlled by such Respondent or licensed by a third patty to such Respondent with the right to sublicense, which, in the case of Respondent Chiron, are directed to the manufacture, use, or sale of IL-2 in Cytokine Licensed Products, and in the case of Respondent Novartis, are directed to the manufacture, use, or sale of IL-3 and/or IL-6 in Cytokine Licensed Products.

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                 Page 12 of 36

Additionally, at the option of the Cytokine Licensee, the Cytokine Patent Rights shall also include a cross-reference right to the licensing Respondent's respective drug regulatory files at the FDA with respect to IL-2 in the case of Respondent Chiron, and with respect to IL-3 and/or IL-6 in the case of Respondent Novartis.

     NN. "Gene Therapy" means a therapeutic intervention in humans based on modification of the genetic material of autologous, allogeneic, or xenogenic living cells. Cells may be modified EX VIVO for subsequent administration or altered IN VIVO by gene therapy products given directly to the patient.

     OO. "Gene Therapy License" means any and all of the HSV-tk License, Cytokine License, Anderson Patent License, and Hemophilia License.

     PP "Hemophilia License" means one (1) non-exclusive license under patents and/or patent applications to which Sandoz held rights, as of October 1, 1996, to develop a gene therapy product using the beta-domain deleted Factor VIII gene for the treatment of hemophilia, including, at the option of RPR or the Subsequent Hemophilia Licensee, all technical information, know-how or materials owned or controlled by Sandoz, as of the date on which this Order becomes final, necessary for the development and manufacture of such product, including, but not limited to, hemophilia gene therapy vectors.

     QQ. "HSV-tk Gene Therapy" means the introduction of the HSV-tk gene into a patient by IN VIVO, and/or EX VIVO transduction for the treatment of human disease.

     RR. "HSV-tk License" means, as to each Respondent, the license or sublicense granted to RPR or the HSV-tk Licensee under such Respondent's HSV-tk Patent Rights, to make, use, or sell an HSV-tk Licensed Product, including, at the option of RPR or the HSV-tk Licensee, the right to sublicense in fields that are not being developed by RPR or the HSV-tk Licensee.

     SS. "HSV-tk Licensee" means a pharmaceutical company, other than RPR, with the demonstrated plan and ability to commercialize the HSV-tk Licensed Product, including vector production facilities and clinical gene therapy experience.

     TT. "HSV-tk Licensed Product" means an HSV-tk Gene Therapy product in development or to be developed by RPR or the HSV-tk Licensee.

     UU.  "HSV-tk Patent Rights" means the following:

          1. With respect to Respondent Novartis, all claims in issued U.S. and foreign patents and all claims in the pending patent applications, respectively, to make, have

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                 Page 13 of 36

     made, use and sell HSV-tk Licensed Products, owned by or under the control of Respondent Novartis as of the date this Order becomes final, including divisionals, continuations, extensions and reissues of such patents or pending patent applications, and including those which Respondent Novartis has licensed from a third party as of said date and has a right to sublicense, all to the extent that such patents or patent applications are directed to the use of the HSV-tk gene in the development of any and all HSV-tk Licensed Products. The HSV-tk Patent Rights owned by or under the control of Respondent Novartis are referenced in Part 1 of non-public Appendix A. Respondent Novartis HSV-tk Patent Rights shall include any and all rights obtained in the future to the patents and patent applications listed in Part 3 of non-public Appendix A under exclusive license with the right to sublicense. Respondent Novartis' HSV-tk Patent Rights may also include, at the option of RPR or the HSV-tk Licensee, all technical information, know-how or materials, owned or controlled by Respondent Novartis as of the date on which this Order becomes final, necessary to enable RPR or the HSV-tk Licensee to adequately and fully research and develop any and all HSV-tk Licensed Products; and

          2. With respect to Respondent Chiron, all claims in the issued U.S. and foreign patents which are issued from patent applications corresponding to, derived from or equivalent to those United States patent applications listed in Part 2 of non-public Appendix A, and divisionals, continuations, extensions and reissues thereof, which claims are directed specifically to the use of the HSV-tk gene in HSV-tk Gene Therapy, or would otherwise dominate such use of the HSV-tk gene. Respondent Chiron's HSV-tk Patent Rights do not include claims to proprietary manufacturing methods, methods of administration, vector constructs, packaging or producer cells lines, genes, or other compositions, methods or processes that may be useful in making, using, or selling HSV-tk Licensed Products, but which do not dominate the use of the HSV-tk gene in HSV-tk Gene Therapy. Respondent Chiron's HSV-tk Patent Rights also do not include technical information, know-how or materials. Respondent Chiron's HSV-tk Patent Rights shall include any and all rights obtained in the future to the claims in patents and patent applications listed in Part 3 of non-public Appendix A under exclusive license with the right to sublicense, which claims are directed specifically to the use of the HSV-tk gene in HSV-tk Gene Therapy, or would otherwise dominate such use of the HSV-tk gene.

     VV. "HSV-tk Business" means all the assets utilized by Respondent Sandoz in the research and development of HSV-tk Gene Therapy products, or at the option of all Respondents in the event that the requirements of Paragraph IX.A have not been satisfied, all the assets utilized by Respondent Chiron in the research and development of HSV-tk Gene Therapy products.

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                 Page 14 of 36

     WW. "HSV-tk Sublicensee" means any Person that receives a sublicense under the HSV-tk Patent Rights from RPR or the HSV-tk Licensee in fields not being developed by RPR or the HSV-tk Licensee.

     XX   "MDR-1" means the multiple drug resistance-I gene.

     YY.  "MRP" means the multiple resistance protein gene.

     ZZ. "Net Sales Price" means the total amount received from the sale of royalty bearing products and/or services, less transportation charges and insurance, sales taxes, use taxes, excise taxes, value added taxes, customs duties or other imposts, normal and customary quantity and cash discounts, rebates (to the extent actually made) and disallowed reimbursements and allowances and credit on account of rejection or return of royalty bearing products or services. Royalty bearing products or services shall be considered "sold" when billed out or invoiced. The total amount received by Cytokine Licensee from the sale of Cytokine Licensed Products and/or by Anderson Patent Licensee from the sale of gene therapy products covered by the Anderson Patent Rights may or may not incorporate hospital and/or physician costs relating to the EX VIVO gene therapy treatment (e.g., physician charges related to the removal and readministration of cells).

     AAA. "Other Cytokines" means all cytokines, other than IL-2, IL-3, and IL-6, including but not limited to, stem cell factors, interferons, colony stimulating factors, tumor necrosis factors and erythropoetins.

     BBB. "Person" means any natural person, corporate entity, partnership, association, joint venture, non-profit organization, university, government entity, or trust.

     CCC. "RPR" means Rhone Poulenc Rorer, Inc., 500 Arcola Road, (Collegeville, PA 19426-0107.

     DDD. "Subsequent Hemophilia License" means any Person, other than RPR, that may obtain a Hemophilia License from Novartis, or from Genetics Institute, Inc. if Novartis converts its exclusive license from Genetics Institute, Inc. to a non-exclusive license.

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                 Page 15 of 36

                                       II.

     IT IS FURTHER ORDERED that:

     A. Respondents shall divest, absolutely and in good faith, as an ongoing business, the Sandoz Corn Herbicide Business to BASF pursuant to the agreement between Sandoz and BASF dated as of September 26, 1996, no later than ten (10) days after the date on which this Order becomes final; or, in the event that BASF breaches that agreement, Respondents shall divest, absolutely and in good faith, as an ongoing business, the Sandoz Corn Herbicide Business, at no minimum price, within sixty (60) days of the date on which this Order becomes final, to an Agricultural Chemical Acquirer that receives the prior approval of the Commission and in a manner that receives the prior approval of the Commission, and shall also divest such additional ancillary assets and businesses and effect such arrangements as are necessary to assure the marketability and the independence, viability and competitiveness of the Sandoz Corn Herbicide Business.

     B. The purpose of the divestiture of the Sandoz Corn Herbicide Business is to ensure the continuation of the Sandoz Corn Herbicide Business as an ongoing, viable enterprise engaged in the research, development, manufacture, distribution and sale of Corn Herbicides independent of Ciba, Sandoz, and Novartis and able to compete with Ciba, Sandoz and Novartis and to remedy the lessening of competition alleged in the Commission's complaint.

     C. Pending divestiture of the Sandoz Corn Herbicide Business, Respondents shall take such actions as are necessary to maintain the viability and marketability of the Sandoz Corn Herbicide Business and the Sandoz Agricultural Chemical Business and shall not cause or permit the destruction, removal, wasting, deterioration, or impairment of the Sandoz Corn Herbicide Business or of the Sandoz Agricultural Chemical Business, except in the ordinary course of business and except for ordinary wear and tear.

                                      III.

     IT IS FURTHER ORDERED that:


     A. Respondents shall divest, absolutely and in good faith, as an ongoing business, within the time periods specified in Paragraph III.B. below, the Sandoz Animal Health Business. Respondents shall also enter into, and fulfill the terms of, a Contract Manufacturing Agreement ("CMA"), as specified in Paragraph V below, and effect such arrangements as are necessary to assure the marketability, independence, viability and competitiveness of the Sandoz Animal Health Business.

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                 Page 16 of 36

     B. Respondents shall divest the Sandoz Animal Health Business to Central Garden and Pet Company and/or its affiliates pursuant to the Asset Purchase Agreement dated as of October 11, 1996, among Sandoz Ltd. Central Garden and
Pet Company, and Centic Acquisition Corp., as amended to conform to the terms of this Order in a manner that receives the prior approval of the Commission, within thirty (30) days of the date on which this Order becomes final; or, Respondents shall divest the Sandoz Animal Health Business, at no minimum price, within ninety (90) days of the date on which this Order becomes final, to a Sandoz Animal Health Business Acquirer that receives the prior approval of the Commission and in a manner that receives the prior approval of the Commission. The purpose of the divestiture of the Sandoz Animal Health Business is to ensure the continued use of the assets of the Sandoz Animal Health Business in the same business in which the assets of the Sandoz Animal Health Business are engaged at the time of the proposed divestiture and to remedy the lessening of competition from the proposed merger of Ciba and Sandoz as alleged in the Commission's complaint.

     C. Pending divestiture of the Sandoz Animal Health Business, Respondents shall take such actions as are necessary to maintain the viability and marketability of the Sandoz Animal Health Business and shall not cause or permit the destruction, removal, wasting, deterioration or impairment of the Sandoz Animal Health Business, except in the ordinary course of business and except for ordinary wear and tear. Respondents shall maintain research and development of all current research and development projects at the levels planned by Sandoz for such projects as of June 4, 1996.

     D. The contract of divestiture shall provide that, at the option of Respondent Novartis, the Sandoz Animal Health Business Acquirer shall enter into a transitional toll manufacturing agreement of up to two year's duration to produce for Respondents products currently produced at Dallas, but not subject to the divestiture pursuant to this Paragraph, for sale by Respondents outside the United States and Canada, all at a price equal to the Sandoz Animal Health Business Acquirer's Cost plus twenty percent (20%) mark-up.


                                       IV.

     IT IS FURTHER ORDERED that:

     Upon reasonable notice and request to Respondents from the Sandoz Animal Health Business Acquirer, Respondents shall provide information, assistance and advice with respect to the Sandoz Animal Health Business divested pursuant to this Order such that Sandoz Animal Health Business Acquirer or its designee will be capable of:

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                 Page 17 of 36

     (1) manufacturing all products currently produced by the Sandoz Animal Health Business divested pursuant to this Order, and

     (2) manufacturing and/or obtaining all necessary ingredients, other than Methoprene, for products of the Sandoz Animal Health Business divested pursuant to this Order.

in substantially the same manner and quality employed, achieved or planned by the Respondents prior to divestiture. Such information, assistance and advice shall include reasonable consultation with knowledgeable employees of Respondents for a period of time sufficient to satisfy the Sandoz Animal Health Business Acquirer's management that its personnel are appropriately trained in the research, development, manufacture, distribution and sale of the products and research and development projects of the Sandoz Animal Health Business divested pursuant to this Order. Respondents shall convey all know-how necessary to manufacture or have manufactured, distribute, sell and obtain all necessary governmental approvals, including EPA approvals, and licenses to research, develop, manufacture or have manufactured, distribute and sell in the United States and Canada the products of the Sandoz Animal Health Business divested pursuant to this Order. Respondents shall provide such information, assistance and advice for one (1) year from the date Respondents divest the Sandoz Animal Health Business divested pursuant to this Order. Respondents may charge the Sandoz Animal Health Business Acquirer at a rate no greater than Respondents' Cost for providing such technical assistance.


                                     V.

     IT IS FURTHER ORDERED that:

     Respondents shall enter into a Contract Manufacturing Agreement ("CMA") with the Sandoz Animal Health Business Acquirer to contract manufacture and deliver to the Sandoz Animal Health Business Acquirer, in a timely manner, Methoprene in the volumes requested by the Sandoz Animal Health Business Acquirer. The CMA shall be effective for the shorter of six (6) years from the date Respondents divest the Sandoz Animal Health Business or three (3) months after the Sandoz Animal Health Business Acquirer or is designee obtains all EPA or FDA approvals necessary to manufacture all Methoprene required for products of the Sandoz Animal Health Business. The CMA shall contain the following provisions:

     A. Respondents shall make representations and warranties to the Sandoz Animal Health Business Acquirer that the Methoprene manufactured pursuant to the CMA meets all applicable EPA, FDA and other government requirements for the United States and Canada, and Respondents shall agree to indemnify, defend and hold the Sandoz Animal Health Business Acquirer harmless from any and all suits, claims, actions, demands, liabilities, expenses or losses

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                 Page 18 of 36

alleged to result from the failure of Methoprene manufactured pursuant to the CMA to meet such governmental specifications. This obligation shall be contingent upon the Sandoz Animal Health Business Acquirer giving Respondents prompt adequate notice of such claim, cooperating fully in the defense of such claim, and permitting Respondents to assume the sole control of all phases of the defense and/or settlement of such claim, including the selection of counsel. This obligation shall not require Respondents to be liable for any negligent act or omission of the Sandoz Animal Health Business Acquirer or for any representations and warranties, express or implied, made by the Sandoz Animal Health Business Acquirer that exceed the representations and warranties made by Respondents to the Sandoz Animal Health Business Acquirer.

     B. Respondents shall agree to package and deliver the Methoprene manufactured pursuant to the CMA in a manner and form and according to a schedule reasonably requested by the Sandoz Animal Health Business Acquirer.

     C. The CMA shall require that, for the first three years during which the CMA is effective, the Sandoz Animal Health Business Acquirer shall compensate Respondents for all Methoprene supplied pursuant to the CMA at a rate not to exceed Respondents' Cost of producing such Methoprene during the period from July 1, 1995, through June 30, 1996, which Cost may be adjusted for demonstrated input expenditure increases as determined by the trustee appointed pursuant to Paragraph VIII of this Order.

     D. The contract of divestiture shall be submitted to and approved by the Commission prior to the divestiture of the Sandoz Animal Health Business required by this Order. Respondents' application for approval of the divestiture pursuant to this Order shall include: (1) a certification attesting to the good faith intention of the Sandoz Animal Health Business Acquirer to obtain, or to cause its designee to obtain, in an expeditious manner all FDA, EPA and other governmental approvals required in the United States and Canada to manufacture and sell Methoprene; (2) a Strategic Plan to obtain all FDA, EPA and other governmental approvals required in the United States and Canada to manufacture or have manufactured, and sell Methoprene; and (3) a CMA pursuant to this Paragraph.

     E. Respondents shall provide information, assistance and advice to the Sandoz Animal Health Business Acquirer, or its designee, to enable the Sandoz Animal Health Business Acquirer, or its designee, to manufacture and sell Methoprene in the United States or Canada. Respondents shall convey all know-how required to manufacture, sell and obtain all necessary EPA, FDA and other government approvals to manufacture and sell Methoprene in the United States or Canada. Such information, assistance and advice shall include reasonable consultation with knowledgeable employees of Respondents and training at either or both the Sandoz Animal Health Business Acquirer's facilities, or those of its designee, and the Respondents' facilities for a period of time sufficient to satisfy the Sandoz Animal Health Business Acquirer's management

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                 Page 19 of 36

that its personnel, or those of its designee, are appropriately trained in the manufacture of Methoprene. Respondents shall continue to provide such information, assistance and advice until the ninetieth (90th) day following the date on which the Sandoz Animal Health Business Acquirer, or its designee, obtains EPA approval to manufacture and sell Methoprene. Respondents may charge the Sandoz Animal Health Business Acquirer at a rate no greater than Respondents' direct cost for providing such technical assistance.

     F. Respondents shall use best efforts to facilitate the Sandoz Animal Health Business Acquirer's ability to obtain adequate supplies of Methoprene starter material, chemical name S-(3,7-Dimethyl-7-methoxy-1-octanal) from Takasago Iwata.


                                       VI.

     IT IS FURTHER ORDERED that for a period of six (6) years from the date on which the Sandoz Animal Health Business is divested, Respondents shall not: (1) manufacture and sell, or cause to be manufactured for sale, in the United States and Canada, Methoprene to any entity other than the Sandoz Animal Health Business Acquirer, or its designee; and (2) sell any products that contain Methoprene in the United States and Canada.


                                      VII.

     IT IS FURTHER ORDERED that for a period of six (6) years from the date this Order is placed on the public record for comment, except as required to comply with the terms of this Order, Respondents shall not provide, disclose or otherwise make available to any other Person or to any employee of Novartis, any non-public information relating to any research and development project ongoing as of March 1, 1996, at Sandoz to develop or improve any Base Active Flea Ingredient or any Sandoz Flea Control Product, if said Person or employee did not have knowledge of such non-public information as of March 1, 1996.


                                      VIII.

     IT IS FURTHER ORDERED that:

     A. The Commission may appoint a trustee to ensure that Respondents and the Sandoz Animal Health Business Acquirer expeditiously perform their responsibilities required under this Order with respect to the Sandoz Animal Health Business. The trustee shall also ensure that the provisions of the Agreement to Hold Separate between Respondents and the

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                 Page 20 of 36

Commission, dated November 26, 1996, are carried out in good faith. Respondents shall consent to the following terms and conditions regarding the trustee's powers, duties, authority, and responsibilities:

          1. The Commission shall select the trustee, subject to the consent of Respondents, which consent shall not be unreasonably withheld. If Respondents have not opposed, in writing, including the reasons for opposing, the selection of any proposed trustee within ten (10) days after notice by the staff of the Commission to Respondents of the identity of any proposed trustee, Respondents shall be deemed to have consented to the selection of the proposed trustee.

          2. The trustee shall have the power and authority to assure Respondents' compliance with the terms of this Order.

          3. Within ten (10) days after appointment of the trustee, Respondents shall execute a trust agreement that, subject to the prior approval of the Commission, transfers to the trustee all rights and powers necessary to permit the trustee to assure Respondents' compliance with the terms of this Order relating to the Sandoz Animal Health Business. As part of the trust agreement, the trustee shall execute confidentiality agreement(s) with Respondents.

          4. The trustee shall serve until the ninetieth (90th) day following the date on which the Sandoz Animal Health Business Acquirer or its designee obtains EPA approval to manufacture and sell Methoprene. If the responsibilities of the trustee are extended pursuant to the provisions of Paragraph X, the trustee shall serve until such date as required by that Paragraph.

          5. The trustee shall have full and complete access to the personnel, books, records and facilities related to the Sandoz Animal Health Business or to any other relevant information, as the trustee may request. Respondents shall develop such financial or other information as such trustee may request and shall cooperate with the trustee. Respondents shall take no action to interfere with or impede the trustee's accomplishment of his or her responsibilities pursuant to this Order.

          6. The trustee shall serve, without bond or other security, at the cost and expense of Respondents, on such reasonable and customary terms and conditions as set forth in the trust agreement. The trustee shall have the authority to employ, at the cost and expense of Respondents, such consultants, accountants, attorneys, investment bankers, business brokers, appraisers, and other representatives and assistants as are necessary to carry out the trustee's duties and responsibilities. The trustee shall account

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                 Page 21 of 36

     for all expenses incurred. The Commission shall approve the account of the trustee, including fees for his or her services.

          7. Respondents shall indemnify the trustee and hold the trustee harmless against any losses, claims, damages, liabilities, or expenses arising out of, or in connection with, the performance of the trustee's duties, including all reasonable fees of counsel and other expenses incurred in connection with the preparation for, or defense of any claim, whether or not resulting in any liability, except to the extent that such liabilities, losses, damages, claims, or expenses result from misfeasance, gross negligence, willful or wanton acts, or bad faith by the trustee.

          8. If the trustee ceases to act or fails to act diligently, a substitute trustee shall be appointed in be same manner as provided in Subparagraph A. of this Paragraph.

          9. The Commission may on its own initiative or at the request of the trustee issue such additional orders or directions as may be necessary or appropriate to assure compliance with the requirements of this Order.

     B. The agreement pursuant to which Respondents divest the Sandoz Animal Health Business shall require the Sandoz Animal Health Business Acquirer to submit to the trustee appointed pursuant to this Paragraph, periodic written reports setting forth in detail the efforts of the Sandoz Animal Health
Business Acquirer to obtain all FDA, EPA and other governmental approvals required in the United States and Canada to continue the research, development, manufacture and sale of the products and projects of the Sandoz Animal Health Business. The first report shall be submitted within sixty (60) days after the date on which the Commission approves the Sandoz Animal Health Business Acquirer and every ninety (90) days thereafter until the Sandoz Animal Health Business Acquirer has obtained all FDA, EPA and other governmental approvals required in the United States and Canada to continue the research, development, manufacture and sale of the products and projects of the Sandoz Animal Health Business.

     C. Respondents shall comply with all reasonable directives of the trustee regarding Respondents' obligations to comply with this Order.

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                 Page 22 of 36

                                          IX.

     IT IS FURTHER ORDERED that:

     A.
          1. On or before September 1, 1997, each Respondent shall (i) grant a non-exclusive license to RPR to make, use and sell HSV-tk Licensed Products under such Respondent's HSV-tk Patent Rights, in a manner that has received prior Commission approval and, except as provided in this Order, is consistent with the Letter of Intent dated November 20, 1996 between RPR and Sandoz Ltd., which contains licensing terms concerning Sandoz and Chiron HSV-tk Patent Rights, hemophilia gene rights, and the Anderson Patent; or (ii) grant a non-exclusive license to make, use and sell HSV-tk Licensed Products under such Respondent's HSV-tk Patent Rights to an HSV-tk Licensee that receives the prior approval of the Commission and in a manner that receives the prior approval of the Commission, in perpetuity and in good faith, at no minimum price. In consideration for the HSV-tk License, each Respondent may request from the HSV-tk Licensee compensation in the form of royalties and/or an equivalent cross-license.

          2. At the option of RPR or the HSV-tk Licensee, Novartis shall, in good faith, within one (1) year of execution of said HSV-tk License, or within one (1) year of the execution of any sublicense to the HSV-tk Patent Rights by RPR or the HSV-tk Licensee, provide to RPR or the HSV-tk Licensee, or the HSV-tk Sublicensee(s), technical information, know-how or material owned or controlled by Novartis as of the date on which this Order became final, as is necessary to develop the HSV-tk Licensed Products. Such technical assistance may include reasonable consultation with knowledgeable employees of Novartis and training at RPR or the HSV-tk Licensee's facilities, or the HSV-tk Sublicensee's facilities, or at such other place as is mutually satisfactory to Novartis and RPR or the HSV-tk Licensee or the HSV-tk Sublicensee(s), such consultation to be for a period of time within the one-year period reasonably sufficient to satisfy RPR or the HSV-tk Licensee or the HSV-tk Sublicensee(s).

          3. RPR or the HSV-tk Licensee may sublicense, to any HSV-tk Sublicensee, fields that are not being developed by RPR or said HSV-tk Licensee.

          4. The purpose for the HSV-tk License is to ensure the continuation of HSV-tk gene therapy research and development for an HSV-tk Gene Therapy product to be approved by the FDA for sale in the United States and to remedy the lessening of competition resulting from the Merger as alleged in the Commission's complaint.

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                 Page 23 of 36

          5. Pending licensing of the HSV-tk Patent Rights, each Respondent shall take such action as is necessary to maintain the viability and marketability of the HSV-tk Patent Rights and the HSV-tk Licensed Products, including, but not limited to, maintaining in the ordinary course the research and development of HSV-tk products.

     B. For the purpose of ensuring continuation of EX VIVO gene therapy research and development, and to ensure the availability of cytokines for Gene Therapy, and to remedy the lessening of competition and research and development of Gene Therapy resulting from the Merger as alleged in the Commission's complaint, commencing within thirty (30) days of the date this Order becomes final, Respondents shall perform the following obligations:

          1. Respondent Novartis shall grant to each Person who so requests a Cytokine License, in perpetuity and in good faith. In payment for such license, Respondent Novartis shall receive a royalty, or its equivalent, of no greater than three percent (3%) of the Net Sales Price of Cytokine Licensed Products, paid from the date of first commercial sale of royalty bearing products or services until a time no later than the expiration of the last to expire patent. Respondent Novartis may also request certain non-exclusive rights to obtain and use safety and efficacy data generated by said Cytokine Licensee to support its own regulatory filings.

          2. Respondent Chiron shall grant to each Person who so requests a Cytokine License, in perpetuity and in good faith. In payment for such license, Respondent Chiron shall receive a royalty, or its equivalent, of no greater than three percent (3%) of the Net Sales Price of Cytokine Licensed Products, paid from the date of first commercial sale of royalty bearing products or services until a time no later than the expiration of the last to expire patent; provided, however, that if Respondent Chiron's grant of a Cytokine License includes the right to manufacture, then Respondent Chiron shall receive a royalty of no greater than one percent (1%) above the royalty due from Respondent Chiron to all third party IL-2 licensors of Respondent Chiron. Respondent Chiron may also request certain non-exclusive rights to obtain and use safety and efficacy data generated by said Cytokine Licensee to support its own regulatory filings.

          3. In the event that royalties are to be paid by any such Cytokine Licensee under a Cytokine License described in Subparagraphs 1 or 2 to a party who is not an affiliate of such Cytokine Licensee for royalty bearing products or services, then the royalties to be paid to Respondents shall be reduced by up to one-half of the negotiated royalty rate of said Cytokine License, but in no event shall any royalties under Subparagraphs 1 and/or 2 be reduced by more than fifty percent (50%). These stacking provisions shall also apply if at any time in the future it becomes scientifically advantageous to combine IL-2, IL-3, and IL-6, or any combination therof, into a single

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                 Page 24 of 36

     Cytokine Licensed Product so that the royalty payable to all Respondents shall be no more than three percent (3%). However, if Respondent Chiron's grant of a Cytokine License includes the right to manufacture, this Subparagraph IX.B.3, shall not apply to reduce the Cytokine Licensee's obligations to pay royalties owed to third party IL-2 licensors of Chiron.

          4. If a Person seeking a Cytokine License has patent rights and/or drug regulatory files on Other Cytokines for use in EX VIVO cell expansion, the licensing Respondent may require equivalent cross licenses for such Other Cytokines from such Person.

     C. For the purpose of ensuring continuation of EX VIVO gene therapy research and development, and to ensure the availability of Anderson Patent Licenses, and to remedy the lessening of competition in research and development of Gene Therapy resulting from the Merger as alleged in the Commission's complaint, commencing within thirty (30) days of the date this Order becomes final, Respondent Novartis shall grant to each Person who requests an Anderson Patent License a non-exclusive license or sub-license under any and all Anderson Patent Rights, in perpetuity and in good faith, in the United States. In payment for such license, Respondent Novartis shall be entitled to receive:
(i) a one-time payment of Ten Thousand Dollars ($10,000) and (ii) a royalty based on the Net Sales Price of any gene therapy product covered by the Anderson Patent Rights of no greater than one percent (1%) above the royalty due from Respondent Novartis to the United States National Institutes of Health. Such royalty shall be paid from the date of first commercial sale of royalty bearing products or services in the United States, provided that the Anderson Patent is valid and enforceable, until the expiration of the last to expire patent.

     D.   Respondent Novartis shall by no later than September 1, 1997, either
(i) convert its exclusive rights to the beta-domain deleted Factor VIII hemophilia gene from Genetics Institute to a non-exclusive license; or (ii) grant a Hemophilia License to RPR in a manner that has received prior Commission approval and in a manner consistent with the Letter of Intent dated November 20, 1996 between RPR and Sandoz Ltd.; or (iii) grant a Hemophilia License to a Subsequent Hemophilia Licensee that receives the prior approval of the Commission and in a manner that receives the prior approval of the Commission, at no minimum amount. In consideration for the Hemophilia License, Respondent Novartis may request from RPR or the Subsequent Hemophilia Licensee compensation in the form of royalties and/or an equivalent cross-license. At the option of RPR or the Subsequent Hemophilia Licensee, Respondent Novartis shall, in good faith, within one (1) year of the execution of the Hemophilia License provide to RPR or the Subsequent Hemophilia Licensee, such technical information, know-how or materials, owned or controlled by Genetic Therapy, Inc. as of the date on which this Order

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                 Page 25 of 36

become final, necessary for the development of a gene therapy product using the beta-domain deleted Factor VIII gene for the treatment of hemophilia.

     E. Respondent Novartis shall not acquire from Ingenex, Inc. or the United States National Institutes of Health exclusive rights in intellectual property related to the gene sequence for MDR-1 or MRP.

     F. Respondents shall include in each license granted pursuant to this Paragraph a provision that ensures Respondents have no access to any Licensee's Net Sales Price information. Respondents shall, in each license granted pursuant to this Paragraph, provide for:

          1. The appointment of an independent auditor agreed upon among the respective parties who shall: (a) enter into appropriate confidentiality agreements; (b) have full and complete access to the pertinent personnel, books, records, technological information, or any other information as to which the auditor may reasonably require; and (c) be authorized to collect, audit, aggregate and distribute the respective aggregated royalties on an annual basis. Respondents shall notify the Commission of the appointment of any independent auditor.

          2. A binding arbitration clause to resolve any and all disputes regarding the royalties or any other License terms. Respondents shall notify the Commission of the institution of any arbitration.

     G. There will be no limitations upon the rights of any Respondent or any licensee or sublicensee hereunder to license or sublicense its own patents or patent applications to other third parties. Nothing in this Order requires any Respondent to guarantee freedom of operation under any third party patents not included within such Respondent's HSV-tk Patent Rights, Cytokine Patent Rights, Anderson Patent Rights or the patent rights subject to the Hemophilia License.


                                       X.

     IT IS FURTHER ORDERED that:

     A. If Respondent Novartis has not divested, absolutely and in good faith and with the Commission's prior approval, the Sandoz Corn Herbicide Business within the time required by Paragraph II of this Order, the Commission may appoint one or more trustees, or direct the trustee appointed pursuant to Paragraph VIII of this Order, to divest the Sandoz Agricultural Chemical Business.

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                 Page 26 of 36

     B. If Respondent Novartis has not divested, absolutely and in good faith and with the Commission's prior approval, the Sandoz Animal Health Business within the time required by Paragraph III of this Order, the Commission may appoint a trustee or direct the trustee appointed pursuant to Paragraph VII of this Order, to divest the Sandoz Animal Health Business.

     C. If Respondents have not, by September 1, 1997, complied with the requirements of Paragraph IX.A. of this Order, the Commission may appoint a trustee to divest the HSV-tk Business to a buyer that receives the prior approval of the Commission, and in a manner that receives the prior approval of the Commission, at no minimum price. If Respondent Novartis has not, by September 1, 1997, complied with requirements of Paragraph IX.D. of this Order, the Commission may appoint a trustee to convert Respondent Novartis' exclusive rights to the beta-domain deleted Factor VIII gene from Genetics Institute to a non-exclusive license.

     D. In the event that the Commission or the Attorney General brings an action pursuant to Section 5(l) of the Federal Trade Commission Act, 15 U.S.C. Section 45(l), or any other statute enforced by the Commission, Respondents shall consent to the appointment of a trustee in such action. Neither the appointment or extension of responsibilities of a trustee nor a decision not to appoint or extend the responsibilities of a trustee, under this Paragraph shall preclude the Commission or the Attorney General from seeking civil penalties or any other relief available to it, including a court-appointed trustee, pursuant to Section 5(l) of the Federal Trade Commission Act, 15 U.S.C. Section 45(l), or any other statute enforced by the Commission, for any failure by the Respondents to comply with this Order.

     E. If a trustee is appointed or directed by the Commission or a court pursuant to Subparagraph A. of this Paragraph to divest the Sandoz Agricultural Chemical Business, or pursuant to Subparagraph B. of this Paragraph to divest the Sandoz Animal Health Business, or pursuant to Subparagraph C. of this Paragraph to divest the HSV-tk Business, Respondents shall consent to the following terms and conditions regarding the trustee's powers, duties, authority, and responsibilities:

         1. The Commission shall select the trustee, subject to the consent of Respondents, which consent shall not be unreasonably withheld. The trustee shall be a person with experience and expertise in acquisitions and divestitures. If Respondents have not opposed, in writing, including the reasons for opposing the selection of any proposed trustee within ten (10) days after notice by the staff of the Commission to Respondents of the identity of any proposed trustee, Respondents shall be deemed to have consented to the selection of the proposed trustee.

         2. If a trustee is directed under Subparagraph A. of this Paragraph to divest the Sandoz Agricultural Chemical Business, the Commission may extend the authority

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                 Page 27 of 36

     and responsibilities of the trustee appointed under Paragraph VIII of this Order to include divesting the Sandoz Agricultural Chemical Business.

          3. If a trustee is directed under Subparagraph B. of this Paragraph to divest the Sandoz Animal Health Business, the Commission may extend the authority and responsibilities of the trustee appointed under Paragraph VIII of this Order to include divesting the Sandoz Animal Health Business.

          4. If a trustee is directed under Subparagraph C. of this Paragraph to divest the HSV-tk Business, the Commission may extend the authority and responsibilities of the trustee appointed under Paragraph VIII of this Order to include divesting the HSV-tk Business. If a trustee is directed under Subparagraph C. of this Paragraph to convert Respondent Novartis' exclusive rights to the beta-domain deleted Factor VIII gene from Genetics Institute to a non-exclusive license, the Commission may extend the authority and responsibilities of the trustee appointed under Paragraph VIII of this Order to include converting Respondent Novartis' exclusive rights to the beta-domain deleted Factor VIII gene from Genetics Institute to a non-exclusive license.

          5. Subject to the prior approval of the Commission and consistent with Paragraphs II through IX, the trustee shall have the exclusive power and authority to divest the assets identified in the Commission's appointment or extension of the trustee's authority and responsibilities.

          6. Within ten (10) days after the appointment of the trustee or the extension of the trustee's authority and responsibilities, Respondents shall execute a trust agreement, or shall amend the existing trust agreement in a manner that, subject to the prior approval of the Commission and, in the case of a court-appointed trustee, of the court, transfers to the trustee all rights and powers necessary to permit the trustee to effect the divestiture required by this Order.

          7. The trustee shall have twelve (12) months from the date the Commission approves the trust agreement or the amended trust agreement, described in Subparagraph E. of this Paragraph, to accomplish the divestiture or divestitures, which shall be subject to the prior approval of the Commission. If, however, at the end of the applicable twelve- month period, the trustee has submitted a plan of divestiture or believes that divestiture can be achieved within a reasonable time, such divestiture period may be extended by the Commission, or, in the case of a court-appointed trustee, by the court; provided, however, the Commission may extend each divestiture period only two (2) times.

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                 Page 28 of 36

          8. The trustee shall have full and complete access to the personnel, books, records and facilities related to the Sandoz Agricultural Chemical Business, the Sandoz Animal Health Business, the HSV-tk Business, the license to hemophilia patents and/or patent applications granted to Respondent Novartis by Genetics Institute, or to any other relevant information, as the trustee may request. Respondents shall develop such financial or other information as such trustee may request and shall cooperate with the trustee. Respondents shall take no action to interfere with or impede the trustee's accomplishment of the divestitures. Any delays in divestiture caused by Respondents shall extend the time for divestiture under this Paragraph in an amount equal to the delay, as determined by the Commission or, for a court-appointed trustee, by the court.

          9. The trustee shall make every reasonable effort to negotiate the most favorable price and terms available in each contract submitted to the Commission, subject to Respondents' absolute and unconditional obligation to divest at no minimum price. The divestiture shall be made in the manner and to the Agricultural Chemical Acquirer as set out in Paragraph II of this Order, or to the Animal Health Business Acquirer as set out in Paragraph III of this Order, or to the acquirer of the HSV-tk Business as set out in Paragraph X.C. of this Order, as applicable; provided, however, if the trustee receives bona fide offers from more than one acquiring entity for the Sandoz Agricultural Chemicals Business, or for the Sandoz Animal Health Business, or for the HSV-tk Business, and if the Commission determines to approve more than one such acquiring entity, the trustee shall divest to the acquiring entity or entities selected by Respondents from among those approved by the Commission.

          10. The trustee shall serve, without bond or other security, at the cost and expense of Respondents, on such reasonable and customary terms and conditions as the Commission or a court may set. The trustee shall have the authority to employ, at the cost and expense of Respondents, such consultants, accountants, attorneys, investment bankers, business brokers, appraisers, and other representatives and assistants as are necessary to carry out the trustee's duties and responsibilities. The trustee shall account for all monies derived from the divestiture and all expenses incurred. After approval by the Commission and, in the case of a court-appointed trustee, by the court, of the account of the trustee, including fees for his or her services, all remaining monies shall be paid at the direction of the Respondents, and the trustee's power shall be terminated. The trustee's compensation shall be based at least in significant part on a commission arrangement contingent on the trustee's divesting the Sandoz Agricultural Chemical Business, the Sandoz Animal Health Business, or the HSV-tk Business, as applicable.

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                Page 29 of 36

          11. Respondents shall indemnify the trustee and hold the trustee harmless against any losses, claims, damages, liabilities, or expenses arising out of, or in connection with, the performance of the trustee's duties, including all reasonable fees of counsel and other expenses incurred in connection with the preparation for, or defense of any claim, whether or not resulting in any liability, except to the extent that such liabilities, losses, damages, claims, or expenses result from misfeasance, gross negligence, willful or wanton acts, or bad faith by the trustee.

          12. If the trustee ceases to act or fails to act diligently, a substitute trustee shall be appointed in the same manner as provided in Paragraph VIII or this Paragraph of this Order.

          13. The Commission or, in the case of a court-appointed trustee, the court, may on its own initiative or at the request of the trustee issue such additional Orders or directions as may be necessary or appropriate to accomplish the divestiture required by this Order.

          14. In the event that the trustee determines that he or she is unable to divest the Sandoz Agricultural Chemical Business, if directed to divest pursuant to Subparagraph A. of this Paragraph, in a manner consistent with the Commission's purpose as described in Paragraph II of this Order; or in the event that the trustee determines that he or she is unable to divest the Sandoz Animal Health Business, if directed to divest pursuant to Subparagraph B. of this Paragraph, in a manner consistent with the Commission's purpose as described in Paragraph III of this Order; or in the event that the trustee determines that he or she is unable to divest the HSV-tk Business, if directed to divest pursuant to Subparagraph C. of this Paragraph, in a manner consistent with the Commission's purpose as described in Paragraph IX.A.2. of this Order, the trustee may divest additional assets ancillary to the Sandoz Agricultural Chemical Business, ancillary to the Sandoz Animal Health Business, or as applicable, ancillary to the HSV-tk Business, and effect such arrangements as are necessary to satisfy the requirements of this Order.

          15. The trustee shall have no obligation or authority to operate or maintain the Sandoz Agricultural Chemical Business, the Sandoz Animal Health Business, or the HSV-tk Business.

          16. The trustee shall report in writing to Respondents and the Commission every sixty (60) days concerning the trustee's efforts to accomplish divestiture.

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                 Page 30 of 36


                                       XI.

     IT IS FURTHER ORDERED that, Respondents shall comply with all terms of the Agreement to Hold Separate attached to this Order and made a part hereof as Appendix I. The Agreement to Hold Separate shall continue in effect until (a) with respect to the Sandoz Corn Herbicide Business, such time as Respondents have divested the Sandoz Corn Herbicide Business and (b) with respect to the Sandoz Animal Health Business, such time as Respondents have divested the Sandoz Animal Health Business pursuant to Paragraphs II and III of this Order; or, if a trustee is appointed or the trustee's authorities and responsibilities have been extended pursuant to Paragraph X of this Order, the Agreement to Hold Separate shall continue in effect until such time as Respondents or the trustee have divested all of the Sandoz Animal Health Business and, as applicable, the Sandoz Corn Herbicide Business or the Sandoz Agricultural Chemical Business pursuant to this Order.


                                      XII.

     IT IS FURTHER ORDERED that, for a period of ten (10) years after the date the Order becomes final, Respondents shall not, without prior notice to the Commission, directly or indirectly, through subsidiaries, partnerships, or otherwise:

     A. Acquire more than 5% of any stock, share capital, equity, or other interest in any concern, corporate or non-corporate, engaged in at the time of such acquisition, or within the two years preceding such acquisition, the research, development, manufacture, distribution or sale of Flea Control Products or other products containing Methoprene in the United States; or

     B. Acquire any assets currently used, or used in the previous two years (and still suitable for use for) for the research, development, manufacture, distribution or sale of Flea Control Products or other products containing Methoprene in the United States. Provided, however, that this Paragraph XII shall not apply to the acquisition of equipment, machinery, supplies or facilities constructed, manufactured or developed by or for Respondents.

     The prior notifications required by this Paragraph shall be given on the Notification and Report Form set forth in the Appendix to Part 803 of Title 16 of the Code of Federal Regulations, as amended, (hereinafter referred to as "the Notification"), and shall be prepared and transmitted in accordance with the requirements of that part, except that no filing fee will be required for any such notification, notification shall be filed with the Secretary of the Commission, notification need not be made to the United States Department of Justice, and Notification is required only of

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                 Page 31 of 36

Respondents and not of any other party to the transaction. Respondents shall provide the Notification to the Commission at least thirty (30) days prior to consummating any such transaction (hereinafter referred to as the "first waiting period"). If, within the first waiting period, representatives of the Commission make a written request for additional information, Respondents shall not consummate the transaction until twenty (20) days after substantially complying with such request for additional information. Early termination of the waiting periods in this Paragraph may be requested and, where appropriate, granted by letter from the Bureau of Competition. Notwithstanding, prior notification shall not be required by this Paragraph for a transaction for which notification is required to be made, and has been made, pursuant to Section 7A of the Clayton Act, 15 U.S.C Section 18a.


                                      XIII.


     IT IS FURTHER ORDERED that, Respondent Ciba and/or Respondent Novartis shall not, without prior notice to the Commission, directly or indirectly, through subsidiaries, partnerships, or otherwise acquire common stock of Chiron such as to increase by more than one percent (1%) or more the percentage of Chiron stock that Ciba owns as of the date this Order becomes final, until the receipt by the Commission of a certification by RPR, the trustee, or Respondents, that Respondents have complied with the requirements of Paragraphs IX.A. and IX.D. of this Order; provided, however, in no event shall this provision apply later than five (5) years from the date this Order becomes final.

     The prior notifications required by this Paragraph XIII shall be given on the Notification and Report Form set forth in the Appendix to Part 803 of Title 16 of the Code of Federal Regulations, as amended, (hereinafter referred to as "the Notification"), and shall be prepared and transmitted in accordance with the requirements of that part, except that no filing fee will be required for any such notification, notification shall be filed with the Secretary of the Commission, notification need not be made to the United States Department of Justice, and Notification is required only of Respondent Novartis and not of any other party to the transaction. Respondents shall provide the Notification to the Commission at least thirty (30) days prior to consummating any such transaction (hereinafter referred to as the "first waiting period"). If, within the first waiting period, representatives of the Commission make a written request for additional information, Respondent Novartis shall not consummate the transaction until twenty (20) days after substantially complying with such request for additional information. Early termination of the waiting periods in this Paragraph may be requested and, where appropriate, granted by letter from the Bureau of Competition. Notwithstanding, prior notification shall not be required by this Paragraph for a transaction for which notification is required to be made, and has been made, pursuant to Section 7A of the Clayton Act, 15 U.S.C. Section 18a.

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                 Page 32 of 36

                                      XIV.

     IT IS FURTHER ORDERED that:

     A. Within sixty (60) days after the date this Order becomes final and every sixty (60) days thereafter until Respondents have fully complied with the provisions of Paragraphs II, III, and IX.A. and IX.D. of this Order requiring, respectively, divestiture of the Sandoz Corn Herbicide Business, divestiture of the Sandoz Animal Health Business, and granting of the HSV-tk License, Respondent Novartis shall submit to the Commission verified written report(s) ("Compliance Reports") setting forth in detail the manner and form in which they intend to comply, are complying, and have complied with Paragraphs II through IX of this Order. After completing the divestitures required under Paragraphs II, III, the licensing required under Paragraph IX.A, and the requirements of Paragraph IX.D. of this Order, and until the termination of the CMA required under Paragraph V of this Order, Respondent Novartis shall submit such Compliance Reports every one hundred eighty (180) days beginning on the date of the divestiture of the Sandoz Animal Health Business. Following termination of the CMA required under Paragraph V of this Order, Respondent Novartis shall submit to the Commission annual Compliance Reports on the anniversary of the date this Order became final, until and including the tenth anniversary date of this Order. Respondents shall include in their Compliance Reports, among other things that are required from time to time, a full description of the efforts being made to comply with Paragraphs II through IX of the Order, including a description of all substantive contacts or negotiations for the divestiture or relating to the Gene Therapy License obligations. Respondents shall include in their compliance reports copies of all written communications to and from such parties all internal memoranda, and all reports and recommendations concerning divestiture.

     B. One year (1) from the date this Order becomes final, annually for the next nine (9) years on the anniversary of the date this Order becomes final, and at other times as the Commission may require, Respondent Novartis shall file a verified written report with the Commission setting forth in detail the manner and form in which they have complied and are complying with Paragraphs XII and XIII of this Order.

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                 Page 33 of 36


                                       XV.

     IT IS FURTHER ORDERED that Respondents shall notify the Commission at least thirty (30) days prior to any proposed change in the corporate Respondents such as dissolution, assignment, sale resulting in the emergence of an successor corporation, or the creation or dissolution of subsidiaries or any other change in the corporation that may affect compliance obligations arising out of this Order.


                                      XVI.

     IT IS FURTHER ORDERED that, for the purpose of determining or securing compliance with this Order, upon written request, Respondents shall permit any duly authorized representative of the Commission:

     A. Access, during office hours and in the presence of counsel, to inspect and copy all books, ledgers, accounts, correspondence, memoranda, and other records and documents in the possession or under the control of Respondents relating to any matters contained in this Order; and

     B. Upon five days' notice to Respondents and without restraint or interference from them, to interview officers, directors, or employees of Respondents.

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                 Page 34 of 36

                                      XVII.


     IT IS FURTHER ORDERED that this Order shall terminate ten (10) years from the date this Order becomes final.



     Signed this              day of                     ,1996.
                 ------------        --------------------


FOR THE BUREAU OF COMPETITION                 FOR CIBA-GEIGY LIMITED
FEDERAL TRADE COMMISSION



                                        ------------------------------
/s/ Morris A. Bloom                     A. Krauer
------------------------------
Morris A. Bloom
Attorney

                                        ------------------------------
/s/ Elizabeth A. Jex                    H. Gut
------------------------------
Elizabeth A. Jex
Attorney                                FOR CIBA-GEIGY CORPORATION


/s/ Claudia R. Higgins
------------------------------          ------------------------------
Claudia R. Higgins                      Jeff Benjamin
Attorney

                                        FOR CHIRON CORPORATION
/s/ Rhett R. Krulla
------------------------------          /s/ William J. Rutter
Rhett R. Krulla                         ------------------------------
Senior Litigator                        Dr. William J. Rutter
                                        Chairman

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                 Page 35 of 36


APPROVED:                               FOR SANDOZ LTD.


                                        ------------------------------
------------------------------          Raymond  Breu
M. Howard Morse
Assistant Director

                                        ------------------------------
                                        H. J. Rudloff

------------------------------
George S. Cary
Senior Deputy Director                  FOR SANDOZ CORPORATION




------------------------------          ------------------------------
William J. Baer                         Robert L. Thompson, Jr.
Director

                                        FOR NOVARTIS AG



                                        ------------------------------
                                        Dr. Daniel Vasella



                                        ------------------------------
                                        Urs Barlocher

CIBA-GEIGY LIMITED AND SANDOZ LTD.
AGREEMENT CONTAINING CONSENT ORDER                                 Page 36 of 36



                                        /s/ Michael Malina
                                        ------------------------------
                                        Michael Malina
                                        Kaye, Scholer, Fierman, Hays & Handler
                                        Counsel for Ciba-Geigy Ltd., Ciba-Geigy
                                        Corporation, Sandoz Ltd., Sandoz
                                        Corporation and Novartis AG




                                        /s/ Kenneth S. Prince
                                        ------------------------------
                                        Kenneth S. Prince
                                        Shearman & Sterling
                                        Counsel for Ciba-Geigy Ltd., Ciba-Geigy
                                        Corporation, Sandoz Ltd., Sandoz
                                        Corporation and Novartis AG




                                        /s/ William G. Green
                                        ------------------------------
                                        William G. Green
                                        Counsel for Chiron Corporation